                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2021 Results

Net Sales Increase of 18.6%, or 12.5% Organic; EPS of $0.74 and Adjusted EPS increase of 35%
Company Raises Previously Provided Adjusted EPS and Adjusted EBITDA Outlook for Fiscal 2021

Shelton, Conn - August 5, 2021 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter 2021 ended June 30, 2021.

Executive Summary
•Net sales were $573.7 million, an increase of 18.6% compared to the prior year period.
•Organic net sales increased 12.5% compared to the prior year period. (Organic basis excludes the impact of the Cremo acquisition and the translational impact from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.74 for the third quarter compared to $0.09 in the prior year period.
•Adjusted EPS were $0.89 for the third quarter, compared to $0.66 in the prior year period.
•The Company ended the fiscal third quarter with $438 million in cash on hand, access to an undrawn $425 million credit facility and a net debt leverage ratio of 2.4.
•The Board of Directors declared a cash dividend of $0.15 per common share for the third fiscal quarter.

The Company reports and forecasts results on a GAAP and Non-GAAP basis and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“This was a strong quarter highlighted by double digit organic net sales growth that exceeded our expectations, gross margin accretion, and meaningful increases in adjusted EPS and free cash flow. Additionally, we were encouraged to see strong consumption growth in our core Wet Shave and Sun Care categories in North America, although COVID-19 continued to negatively impact many of our international markets. Our organization continued to execute well against our strategic priorities, delivering $19 million in gross Project Fuel savings in the quarter, helping to offset significantly higher commodity and other input costs. Importantly, our results are underpinned by meaningful investments in our brands and products, innovation and increased digital engagement and activation, all of which are important catalysts to our sustained long-term growth.“ said Rod Little, Edgewell’s President and Chief Executive Officer.
Mr. Little added, “With the strong results this quarter, we remain well-positioned to meet our organic sales outlook for the full fiscal year and we are increasing our annual outlook for adjusted EPS and adjusted EBITDA. Our teams are focused on achieving our objectives for fiscal 2021 while also advancing our long-term strategy to transform Edgewell into a growing consumer centric company delivering sustainable top line growth and predictable profit and cash generation.”

Fiscal 3Q 2021 Operating Results (Unaudited)

Net sales were $573.7 million in the quarter, an increase of 18.6%, as compared to the prior year period. Excluding the positive impacts from the Cremo acquisition and from currency translation, organic net sales increased 12.5%, driven by strong Sun Care and Wet Shave performance across both North America and International markets, and in part reflecting the impact of cycling prior year COVID-19 related headwinds.
Gross profit was $270.3 million, as compared to $222.7 million in the prior year period. Gross margin as a percent of net sales for the third quarter of fiscal 2021 was 47.1%. Adjusted gross margin percentage increased 40 basis points compared to the prior year period, as favorable pricing, product mix and trade promotional spending, and gross savings from Project Fuel more than offset higher commodity and supply chain costs.
Advertising and sales promotion expense ("A&P") increased $14.4 million to $81.9 million, or 14.3% of net sales, as compared to $67.5 million, or 13.9% of net sales in the prior year period, reflecting increased investments to support critical commercial efforts, including; the Schick Hydro relaunch, Stubble Eraser, Skintimate and Sun Care in-season support. Digital spending represented over 70% of overall advertising spend in the quarter.
Selling, general and administrative expense ("SG&A") was $97.5 million, or 17.0% of net sales, as compared to $91.3 million, or 18.9% of net sales in the prior year period. Adjusted SG&A, which excludes restructuring charges and acquisition and integration costs, decreased 200-basis points as a percent of net sales, as the benefit of sales leverage in the current quarter more than offset increased operating costs associated with the Cremo business and negative translational currency.
The Company recorded pre-tax restructuring and other non-recurring expenses of $8.2 million in the quarter in support of Project Fuel, consisting largely of severance and outplacement, IT enablement and consulting costs, as well as $1.3 million in acquisition and integration costs related to the Cremo acquisition.
Operating income was $71.1 million compared to $43.5 million in the prior year quarter. Adjusted operating income was $80.6 million in the quarter, compared to $58.1 million in the prior year period, with adjusted operating profit margin increasing 200 basis points over last year.
The effective tax rate for the first nine months of fiscal 2021 was 26.1% as compared to 26.1% in the prior year period. The adjusted effective tax rate for the first nine months of fiscal 2021 was 24.8%, up from the prior year period adjusted tax rate of 23.7%. The fiscal 2021 effective tax rate reflects higher unfavorable GILTI and IRS Code Section 162(m) permanent adjustments compared to fiscal 2020.
GAAP net earnings for the quarter were $40.8 million or $0.74 per share compared to $4.7 million or $0.09 per share in the third quarter of fiscal 2020. Adjusted net earnings in the quarter were $49.2 million or $0.89 per share, as compared to $35.9 million or $0.66 per share in the prior year period. The increase in adjusted net earnings was driven by higher adjusted operating income partly offset by higher interest expense and the unfavorable impact of foreign currency movement and hedge remeasurement income. Adjusted EBITDA was $101.2 million compared to $82.8 million in the prior year period.
Net cash from operating activities was $155.9 million for the first nine months of fiscal 2021 compared to $118.6 million in the prior year period, driven by higher net earnings.
Project Fuel
Project Fuel is an enterprise-wide transformational initiative that was launched in the second fiscal quarter of 2018, to address all aspects of Edgewell's business and cost structure, simplifying and transforming the organization, structure and key processes. Project Fuel is facilitating further re-investment in the Company’s growth strategy while enabling Edgewell to achieve its desired future state operations.
Fiscal third quarter 2021 Project Fuel related gross savings were approximately $19 million, bringing cumulative gross savings to approximately $264 million. The Company now expects Project Fuel to generate approximately $280 million in total project gross savings by the end of the 2021 fiscal year. The savings generated will be used to fuel investments and brand building in strategic growth initiatives, mitigate anticipated operational cost headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company now expects to incur one-time pre-tax charges of approximately $160 million through the end of the 2021 fiscal year.

Fiscal 3Q 2021 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales increased $26.9 million, or 9.7%. Excluding the impact of currency movements, organic net sales increased $15.9 million or 5.7%, driven by on-going growth in Women’s shave, both branded and private label, and higher consumption across the full category. By region, North America organic net sales increased 4.6% while International markets increased 6.6%. Wet Shave segment profit decreased $1.5 million, or 3.4%, as higher sales and gross profit, were offset by substantially higher A&P spending.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Sun and Skin Care net sales increased $58.3 million, or 42.6%, as compared to the prior year period. Excluding the impact of the Cremo acquisition and currency movements, organic net sales increased $40.4 million, or 29.5%. The increase in organic net sales was primarily driven by Sun Care growth of nearly 50%, reflecting a sharp recovery in consumption as compared to the heavily COVID-19 impacted prior year period in the U.S. market, as well as 17% organic net sales growth in Men’s grooming. Wet Ones organic net sales contracted $8.5 million, or 32% in the quarter, reflecting on-going high retailer inventory and lower consumption as we cycled prior year COVID-driven performance. Sun and Skin Care segment profit increased $21.5 million despite increased A&P spend, driven by higher sales and gross profit.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales increased $4.6 million, or 6.7%, as compared to the prior year period. The increase in net sales was largely driven by increased consumption as the category began to recover from the prior year’s COVID-19 related declines. Feminine Care segment profit increased $1.7 million, or 14.2% as compared to the prior year period, driven by higher gross margin, partly offset by increased A&P spending.

Dividend and Share Repurchase
On August 5, 2021, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the third fiscal quarter. The dividend is payable October 5, 2021 to stockholders of record as of the close of business on September 9, 2021.
Through the first three quarters of fiscal 2021, the Company completed share repurchases of 250,000 shares for a cost of $9.2 million. The Company has 9.75 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.

Full Fiscal Year 2021 Financial Outlook

The Company is updating its previously provided outlook assumptions for fiscal 2021:

•Reported net sales to increase mid-single digits
◦Includes: 160 basis-point net benefit from the Cremo acquisition and the Infant and Pet Care divestiture and a 190 basis-point benefit from currency translation
•Organic sales to increase low-single digits
•Adjusted operating profit margin to be consistent with fiscal 2020
◦Project Fuel costs of approximately $25 million (previously $25 to $30 million)
◦Project Fuel Gross Savings of approximately $70 million (previously $50 to $60 million)
•GAAP EPS in the range of $2.00 to $2.10 (Previously $1.80 to $2.00)
◦Includes: Project Fuel restructuring charges, cost of early retirement of long-term debt, IT enablement costs, the UK tax rate increase, acquisition and integration costs
•Adjusted EPS in the range of $2.80 to $2.90 (previously $2.62 to $2.82)
•Adjusted EBITDA in the range of $358 to $366 million (previously $345 to $360 million)
•Adjusted effective tax rate in the range of 23.5% to 24.5%
•Capital expenditures of approximately 3.0% of net sales
•Free cash flow expected to be approximately 100% of non-GAAP net earnings

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 5,800 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control (including the ongoing COVID-19 pandemic), could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 20, 2020.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring costs, acquisition and integration costs, cost of early retirement of long-term debt, the UK tax rate increase, incremental pandemic charges, business evaluation costs, and the gain on sale of the Infant and Pet Care business. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2021 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency, acquisitions, and divestitures. This information is provided because these types of fluctuations can distort the underlying change in net sales and segment profit either positively or negatively.

•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs, cost of early retirement of long term debt, the UK tax rate increase, COVID-19 expenses, the gain on sale of the Infant and Pet Care business, and advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt leverage ratio is defined as total debt less cash divided by adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net sales	$573.7	$483.9	$1,544.1	$1,460.9
Cost of products sold	303.4	261.2	838.8	802.1
Gross profit	270.3	222.7	705.3	658.8

Selling, general and administrative expense	97.5	91.3	284.0	307.8
Advertising and sales promotion expense	81.9	67.5	191.5	155.6
Research and development expense	14.6	12.4	42.6	40.1
Restructuring charges	5.2	8.0	11.6	20.6
Operating income	71.1	43.5	175.6	134.7
Gain on sale of Infant and Pet Care business	—	—	—	(4.1)
Interest expense associated with debt	16.4	15.5	51.1	43.7
Cost of early retirement of long-term debt	—	26.2	26.1	26.2
Other expense (income), net	0.8	(3.5)	(0.2)	5.8
Earnings before income taxes	53.9	5.3	98.6	63.1
Income tax provision	13.1	0.6	25.7	16.5
Net earnings	$40.8	$4.7	$72.9	$46.6

Earnings per share:
Basic net earnings per share	0.75	0.09	1.34	0.86
Diluted net earnings per diluted share	0.74	0.09	1.32	0.86

Weighted-average shares outstanding:
Basic	54.4	54.3	54.4	54.3
Diluted	55.4	54.6	55.1	54.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30, 2021	September 30, 2020
Assets
Current assets
Cash and cash equivalents	$437.5	$364.7
Trade receivables, less allowance for doubtful accounts	149.6	158.8
Inventories	359.2	314.1
Other current assets	155.7	146.0
Total current assets	1,102.0	983.6
Property, plant and equipment, net	358.1	370.9
Goodwill	1,166.9	1,159.7
Other intangible assets, net	914.4	928.1
Other assets	105.8	98.6
Total assets	$3,647.2	$3,540.9

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	24.8	21.1
Accounts payable	215.9	181.9
Other current liabilities	306.4	307.5
Total current liabilities	547.1	510.5
Long-term debt	1,233.6	1,237.9
Deferred income tax liabilities	103.4	102.5
Other liabilities	251.5	257.1
Total liabilities	2,135.6	2,108.0
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,624.7	1,631.8
Retained earnings	829.9	782.4
Common shares in treasury at cost	(777.3)	(790.4)
Accumulated other comprehensive loss	(166.4)	(191.6)
Total shareholders' equity	1,511.6	1,432.9
Total liabilities and shareholders' equity	$3,647.2	$3,540.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2021	2020
Cash Flow from Operating Activities
Net earnings	$72.9	$46.6
Depreciation and amortization	65.9	65.5
Share-based compensation expense	19.6	15.1
Loss on sale of assets	0.6	1.2
Gain on sale of Infant and Pet Care business	—	(4.1)
Deferred compensation payments	(9.2)	(8.7)
Deferred income taxes	(1.3)	(16.1)
Cost of early retirement of long-term debt	26.1	26.2
Other, net	(0.8)	7.3
Changes in operating assets and liabilities	(17.9)	(14.4)
Net cash from operating activities	155.9	118.6

Cash Flow from Investing Activities
Capital expenditures	(34.1)	(26.9)
Proceeds from sale of Infant and Pet Care business	7.5	95.8
Acquisition of Cremo	(0.3)	—
Collection of deferred purchase price on accounts receivable sold	2.6	3.9
Other, net	(1.8)	(1.5)
Net cash (used by) from investing activities	(26.1)	71.3

Cash Flow from Financing Activities
Cash proceeds from the issuance of Senior Notes due 2029	500.0	—
Cash payments on Senior Notes due 2022	(500.0)	—
Cash proceeds from the issuance of Senior Notes due 2028	—	750.0
Cash payments on Senior Notes due 2021	—	(600.0)
Cash proceeds from debt with original maturities greater than 90 days	—	50.0
Cash payments on debt with original maturities greater than 90 days	—	(167.0)
Net increase in debt with original maturities of 90 days or less	2.4	1.7
Debt issuance costs for Senior Notes due 2029	(6.5)	—
Debt issuance costs for Senior Notes due 2028	—	(10.4)
Debt issuance costs for the Revolving Credit Facility	—	(3.6)
Cost of early retirement of long-term debt	(26.1)	(26.2)
Dividends to common shareholders	(16.7)	—
Repurchase of shares	(9.2)	—
Net financing inflow (outflow) from the Accounts Receivable Facility	0.8	(14.4)
Employee shares withheld for taxes	(4.0)	(1.7)
Other, net	(0.6)	—
Net cash used by financing activities	(59.9)	(21.6)

Effect of exchange rate changes on cash	2.9	2.0

Net increase in cash and cash equivalents	72.8	170.3
Cash and cash equivalents, beginning of period	364.7	341.6
Cash and cash equivalents, end of period	$437.5	$511.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments”, and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, other charges such as restructuring and integration costs, cost of early debt retirements, incremental pandemic expenses, the gain on the sale of Infant care business, business evaluation costs, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the sale of its Infant and Pet Care business in December 2019. As a result, no additional Net Sales or Segment Profit will be reported for the All Other segment in subsequent periods.
Segment net sales and profitability are presented below:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Sales
Wet Shave	$304.9	$278.0	$876.7	$835.5
Sun and Skin Care	195.2	136.9	457.7	369.5
Feminine Care	73.6	69.0	209.7	229.1
All Other	—	—	—	26.8
Total net sales	$573.7	$483.9	$1,544.1	$1,460.9

Segment Profit
Wet Shave	$43.1	$44.6	$141.6	$142.0
Sun and Skin Care	45.0	23.5	86.4	67.9
Feminine Care	13.7	12.0	28.1	43.4
All Other	—	—	—	3.1
Total segment profit	101.8	80.1	256.1	256.4
General corporate and other expenses	(15.7)	(17.7)	(41.2)	(41.9)
Restructuring and related costs	(8.2)	(10.4)	(18.1)	(30.8)
Cost of early retirement of long-term debt	—	(26.2)	(26.1)	(26.2)
Acquisition and integration costs	(1.3)	(0.3)	(4.6)	(32.0)
Gain on sale of Infant and Pet Care business	—	—	—	4.1
COVID-19 expense	—	(3.9)	—	(3.9)
Feminine and Infant Care evaluation costs	—	—	—	(0.3)
Amortization of intangibles	(5.5)	(4.2)	(16.6)	(12.7)
Interest and other expenses, net	(17.2)	(12.1)	(50.9)	(49.6)
Total earnings before income taxes	$53.9	$5.3	$98.6	$63.1
Refer to Note 2 GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended June 30, 2021
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$270.3	$97.5	$71.1	$53.9	$13.1	$40.8	$0.74
Restructuring and related costs	0.2	2.8	8.2	8.2	2.0	6.2	0.11
Acquisition and integration costs	—	1.3	1.3	1.3	0.3	1.0	0.02
UK tax rate increase	—	—	—	—	(1.2)	1.2	0.02
Total Adjusted Non-GAAP	$270.5	$93.4	$80.6	$63.4	$14.2	$49.2	$0.89

GAAP as a percent of net sales	47.1%	17.0%	12.4%	GAAP effective tax rate		24.2%
Adjusted as a percent of net sales	47.2%	16.3%	14.0%	Adjusted effective tax rate		22.4%

	Three Months Ended June 30, 2020
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$222.7	$91.3	$43.5	$5.3	$0.6	$4.7	$0.09
Restructuring and related costs	0.1	2.3	10.4	10.4	2.3	8.1	0.15
Acquisition and integration costs	—	0.3	0.3	0.3	—	0.3	0.01
Cost of early retirement of long-term debt	—	—	—	26.2	6.4	19.8	0.36
COVID-19 expenses	3.9	—	3.9	3.9	0.9	3.0	0.05
Total Adjusted Non-GAAP	$226.7	$88.7	$58.1	$46.1	$10.2	$35.9	$0.66

GAAP as a percent of net sales	46.0%	18.9%	9.0%	GAAP effective tax rate		11.3%
Adjusted as a percent of net sales	46.8%	18.3%	12.0%	Adjusted effective tax rate		22.1%

	Nine Months Ended June 30, 2021
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$705.3	$284.0	$175.6	$98.6	$25.7	$72.9	$1.32
Restructuring and related costs	0.3	6.2	18.1	18.1	4.4	13.7	0.25
Acquisition and integration costs	1.3	3.3	4.6	4.6	1.1	3.5	0.06
Cost of early retirement of long-term debt	—	—	—	26.1	6.4	19.7	0.36
UK tax rate increase	—	—	—	—	(1.2)	1.2	0.02
Total Adjusted Non-GAAP	$706.9	$274.5	$198.3	$147.4	$36.4	$111.0	$2.01

GAAP as a percent of net sales	45.7%	18.4%	11.4%	GAAP effective tax rate		26.1%
Adjusted as a percent of net sales	45.8%	17.8%	12.8%	Adjusted effective tax rate		24.8%

	Nine Months Ended June 30, 2020
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$658.8	$307.8	$134.7	$63.1	$16.5	$46.6	$0.86
Restructuring and related costs	0.2	10.0	30.8	30.8	6.9	23.9	0.44
Acquisition and integration costs	—	32.0	32.0	32.0	7.8	24.2	0.45
Cost of early retirement of long-term debt	—	—	—	26.2	6.4	19.8	0.36
Gain on sale of Infant and Pet Care business	—	—	—	(4.1)	(2.6)	(1.5)	(0.03)
COVID-19 expenses	3.9	—	3.9	3.9	0.9	3.0	0.05
Feminine and Infant Care evaluation costs	—	0.3	0.3	0.3	0.1	0.2	—
Total Adjusted Non-GAAP	$662.9	$265.5	$201.7	$152.2	$36.0	$116.2	$2.13

GAAP as a percent of net sales	45.1%	21.1%	9.2%	GAAP effective tax rate		26.1%
Adjusted as a percent of net sales	45.4%	18.2%	13.8%	Adjusted effective tax rate		23.7%

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The impact of disposition includes the sale of the Infant and Pet Care business included in All Other. The impact of acquisitions includes the operations of Cremo which was acquired in September 2020. The following tables present changes in net sales and segment profit for the third quarter and first nine months ended June 30, 2021, as compared to the corresponding period in the prior year.

Net Sales (In millions - Unaudited)
Quarter Ended June 30, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q3 FY20	$278.0		$136.9		$69.0		$—		$483.9
Organic	15.9	5.7%	40.4	29.5%	4.2	6.1%	—	—%	60.5	12.5%
Impact of acquisitions	—	—%	13.7	10.0%	—	—%	—	—%	13.7	2.8%
Impact of currency	11.0	4.0%	4.2	3.1%	0.4	0.6%	—	—%	15.6	3.2%
Net Sales - Q3 FY21	$304.9	9.7%	$195.2	42.6%	$73.6	6.7%	$—	—%	$573.7	18.5%

Net Sales (In millions - Unaudited)
Nine Months Ended June 30, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q3 FY20	$835.5		$369.5		$229.1		$26.8		$1,460.9
Organic	14.8	1.8%	36.2	9.8%	(20.0)	(8.7)%	—	—%	31.0	2.1%
Impact of acquisitions	—	—%	44.9	12.2%	—	—%	—	—%	44.9	3.1%
Impact of disposition	—	—%	—	—%	—	—%	(26.8)	(100.0)%	(26.8)	(1.8)%
Impact of currency	26.4	3.2%	7.1	1.9%	0.6	0.3%	—	—%	34.1	2.3%
Net Sales - Q3 FY21	$876.7	5.0%	$457.7	23.9%	$209.7	(8.4)%	$—	(100.0)%	$1,544.1	5.7%

Segment Profit (In millions - Unaudited)
Quarter Ended June 30, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q3 FY20	$44.6		$23.5		$12.0		$—		$80.1
Organic	(4.1)	(9.2)%	18.4	78.3%	1.4	11.7%	—	—%	15.7	19.6%
Impact of acquisitions	—	—%	1.9	8.1%	—	—%	—	—%	1.9	2.4%
Impact of currency	2.6	5.7%	1.2	5.1%	0.3	2.5%	—	—%	4.1	5.1%
Segment Profit - Q3 FY21	$43.1	(3.5)%	$45.0	91.5%	$13.7	14.2%	$—	—%	$101.8	27.1%

Segment Profit (In millions - Unaudited)
Nine Months Ended June 30, 2021

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q3 FY20	$142.0		$67.9		$43.4		$3.1		$256.4
Organic	(6.4)	(4.5)%	11.5	16.9%	(15.8)	(36.4)%	—	—%	(10.7)	(4.2)%
Impact of acquisitions	—	—%	5.7	8.4%	—	—%	—	—%	5.7	2.2%
Impact of disposition	—	—%	—	—%	—	—%	(3.1)	(100.0)%	(3.1)	(1.2)%
Impact of currency	6.0	4.1%	1.3	1.9%	0.5	1.2%	—	—%	7.8	3.0%
Segment Profit - Q3 FY21	$141.6	(0.4)%	$86.4	27.2%	$28.1	(35.2)%	$—	(100.0)%	$256.1	(0.2)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net earnings	$40.8	$4.7	$72.9	$46.6
Income tax provision	13.1	0.6	25.7	16.5
Interest expense, net	16.3	15.7	51.0	43.4
Depreciation and amortization	21.5	21.0	65.9	65.5
EBITDA	$91.7	$42.0	$215.5	$172.0

Restructuring and related costs	8.2	10.4	18.1	30.8
Acquisition and integration costs	1.3	0.3	4.6	32.0
Cost of early retirement of long-term debt	—	26.2	26.1	26.2
Gain on sale of Infant and Pet Care business	—	—	—	(4.1)
COVID-19 expenses	—	3.9	—	3.9
Feminine and Infant Care evaluation costs	—	—	—	0.3
Adjusted EBITDA	$101.2	$82.8	$264.3	$261.1

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2021 results:

Adjusted EPS Outlook
Fiscal 2021 GAAP EPS		$2.00 - $2.10

Restructuring and related costs	approx.	0.50
Acquisition and integration costs	approx.	0.10
Cost of early retirement of long-term debt	approx.	0.47
UK tax rate increase	approx.	0.02
Income taxes(1)	approx.	(0.29)

Fiscal 2021 Adjusted EPS Outlook (Non-GAAP)		$2.80 - $2.90
(1)Income tax effect of the adjustments to Fiscal 2021 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2021 GAAP Net Income	approx.	$106 - $114
Income tax provision	approx.	40
Interest expense, net	approx.	68
Depreciation and amortization	approx.	86
EBITDA	approx.	$300 - $308

Restructuring and related costs	approx.	27
Acquisition and integration costs	approx.	5
Cost of early retirement of long-term debt	approx.	26
Fiscal 2021 Adjusted EBITDA	approx.	$358- $366